Exhibit (2)


                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                                       OF

           THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY

                                       AND

                                 HSB GROUP, INC.


         This Agreement and Plan of Share Exchange (the "Agreement" or "Plan of Exchange") is dated and executed as of the 19th day of March, 1997, by and between THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY, a
Connecticut corporation (the "Insurance Company"), and HSB GROUP, INC., a Connecticut corporation (the "Holding Company").

1. The name of the Insurance Company is The Hartford Steam Boiler Inspection and Insurance Company, a Connecticut corporation, and the name of the Holding Company is HSB Group, Inc., a Connecticut Corporation.

2. The designation and number of authorized and outstanding shares of the Holding Company are: 18,000 shares of common stock (the "Holding Company Common Shares"), each of which is entitled to one vote and 100 shares of which are issued and outstanding and 2,000 authorized preferred shares, none of which are issued and outstanding. Immediately prior to the Effective Time (as hereinafter defined), the designation and number of authorized shares of the Holding Company will be: (a) 50,000,000 Holding Company Common Shares, each of which will have attached thereto a Right (as defined below); and (b) 500,000 shares of preferred stock, no par value (the "Holding Company Preferred Shares"), of which (i) 250,000 will be designated as Series A Junior Participating Preferred Shares(the "Holding Company Junior Preferred Shares"), each of which will be entitled to 200 votes, voting together with the Holding Company Common Shares, and (ii) 2,000 will be designated as Series B Convertible Preferred Shares (the "Holding Company Convertible Shares"), each of which will be entitled to 199 votes, voting together with the Holding Company Common Shares, and with respect to certain matters voting as a separate class.

     The designation and number of authorized and outstanding shares of the Insurance Company are: (a) 50,000,000 shares of common stock, no par value (the "Insurance Company Common Shares"), each of which is entitled to one vote, 20,043,608 shares of which were, as of March 19, 1997, issued and outstanding and 29,956,392 shares of which were, as of March 19, 1997, held as authorized and unissued shares of the Insurance Company, and which in each case have attached thereto a Right; and (b) 500,000 authorized preferred shares, no par value (the "Insurance Company Preferred Shares"), of which (i) 250,000 are designated Series A Junior Participating Preferred Shares (the "Insurance Company Junior Preferred Shares"),each of which is entitled to 200 votes, voting together with the Insurance Company Common Shares, and none of which is outstanding, and (ii) 2,000 shares are designated as Series B Convertible Preferred Shares (the "Insurance Company Convertible Preferred Shares"), each of which is entitled to 199 votes, voting together with the Insurance Company Common Shares, and with respect to certain matters voting as a separate class, and all of which were, as of March 19, 1997, issued and outstanding.

     For adoption and approval, this Plan of Exchange shall require the approval of two-thirds of all outstanding Insurance Company Common Shares and Insurance Company Convertible Preferred Shares voting together as a single class.

3.   Upon the time of filing of a Certificate of Exchange in connection with the
     share  exchange   contemplated  hereby  (the  "Share  Exchange")  with  the
     Secretary of State of the State of Connecticut (the "Effective Time"):

     (a) each outstanding Insurance Company Common Share (and associated Right) and each outstanding Insurance Company Convertible Preferred Share shall by operation of law and without further action be exchanged for one Holding Company Common Share (and associated Right) and one Holding Company Convertible Preferred Share, respectively, subject to dissenting stockholders' rights under Sections 33-855 to 33-872, inclusive of the Connecticut Business Corporation Act (the "CBCA"); and

     (b) each Holding Company Common Share outstanding immediately prior to the Effective Time shall be canceled and shall be restored to the status of an authorized but unissued Holding Company Common Share;

                  so that, immediately after the Effective Time, all of the outstanding Insurance Company Common Shares and Insurance
                  Company Convertible Preferred Shares will be held by the Holding Company, and all of the outstanding Holding Company Common Shares and Holding Company Convertible Preferred Shares will be held by the owners of the Insurance Company Common Shares and Insurance Company Convertible Preferred Shares, respectively, that were outstanding immediately prior to the Effective Time.

4. By the Holding Company's having executed this Agreement and by the subsequent consummation of the transactions enumerated herein, the Holding Company shall be deemed to have approved the following plans of the
     Insurance Company (collectively, the "Plans"): the 1985 and 1995 Stock Option Plans; the Retirement Plan; the Excess Retirement Plan; the Thrift Incentive Plan; the Leveraged Employee Stock Ownership Plan; the Long-Term and Short-Term Incentive Plans; the Directors Stock and Deferred Compensation Plan; the Service Award Plan; employment agreements; and all other employee benefit plans or programs of the Insurance Company; and, by virtue of the Share Exchange and without any action on the part of the participants in the Plans, each Insurance Company Common Share and each option, unit or right then issued and outstanding under the Plans shall be converted into an equivalent number of shares, options, units or rights, respectively, of Holding Company Common Shares, at the same per share price, if applicable, and upon the same terms and subject to the same conditions as applicable immediately prior to the Effective Time to the relevant share, option, unit or right, and any restricted shares awarded under such Plans as to which the restrictions have not lapsed as of the Effective Time of the Share Exchange, will be converted into the same number of Holding Company Common Shares carrying identical restrictions.

     To the extent deemed necessary or appropriate, Holding Company and Insurance Company shall make appropriate amendments to the Plans to reflect the adoption thereof as the Plans of Holding Company without adverse effect upon any of the options and shares outstanding under the Plans.

5. At the Effective Time, the Holding Company will assume the Insurance Company's rights and obligations pursuant to the Rights Agreement, dated as of November 28, 1988 between the Insurance Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), and by virtue of the Share Exchange, and without any action on the part of the holder thereof, each right (a "Right") to purchase Insurance Company Junior Preferred Shares and to otherwise exercise options, rights and privileges, issued pursuant to the Rights Agreement shall be converted into and become a right to purchase an equivalent number or amount of Holding Company Junior Preferred Shares, at the same exercise price, and upon the same terms and subject to the same conditions, as applicable immediately prior to the Effective Time and to otherwise exercise options, rights and other privileges pursuant to the Rights Agreement. The Holding Company will reserve, for purposes of issuance pursuant to the Rights Agreement, a number of Holding Company Junior Preferred Shares equivalent to the number of Insurance Company Junior Preferred Shares reserved by the Insurance Company for such purposes immediately prior to the Effective Time.

6. At the Effective Time, each certificate evidencing ownership of Insurance Company Common Shares (and associated Rights) and Insurance Company Convertible Preferred Shares outstanding at the Effective Time shall automatically, and without any action by the holder thereof, be deemed to evidence an equivalent number of Holding Company Common Shares (and associated Rights) or Holding Company Convertible Preferred Shares, respectively, subject to dissenting stockholders' rights under Sections 33-855 to 33-872, inclusive, of the CBCA.

7. At the Effective Time, the board of directors and executive officers of the Insurance Company shall become the board of directors and executive officers of the Holding Company. The executive officers of the Holding Company shall be identified as follows: Gordon W. Kreh, President and Chief Executive Officer; Saul L. Basch, Senior Vice President, Treasurer and Chief Financial Officer; Michael L. Downs, Senior Vice President; John J. Kelley, Senior Vice President; William A. Kerr, Senior Vice President; R. Kevin Price, Senior Vice President and Corporate Secretary; William Stockdale, Senior Vice President; and Robert C. Walker, Senior Vice President and General Counsel.

8. Immediately prior to, and at, the Effective Time, the articles of incorporation of the Holding Company shall be as set forth in Exhibit A to this Agreement.

9.   The Plan of Exchange shall be conditioned upon:

     (a) receipt of the requisite vote of stockholders of the Insurance Company pursuant to Section 33-817 of the CBCA;

     (b) approval or exemption of the insurance regulatory authorities in Connecticut, Texas, the United Kingdom and Hong Kong, or any other consents, approvals or exemptions necessary or appropriate for the consummation of the Share Exchange, in form and substance satisfactory to the Insurance Company and the Holding Company;

     (c) the effectiveness of a Registration Statement under the Securities Act of 1933 relating to the common stock of Holding Company to be issued or reserved for issuance in connection with the Share Exchange;

     (d) authorization for listing, subject to official notice of issuance, of the Holding Company Common Shares (and associated Rights) on the New York Stock Exchange, Inc.;

     (e) receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), tax counsel for the Insurance Company, regarding certain federal income tax consequences of the Share Exchange;

     (f) receipt of an opinion of counsel as to the legality of the Holding Company Common Shares and Holding Company Convertible Preferred Shares issuable in connection with the Share Exchange; and

     (g) the absence of any injunction prohibiting or restricting in any manner the Share Exchange or the operation of the Holding Company, the Insurance Company or any of their subsidiaries after consummation of such Share Exchange.

10.  At any  time  before  or  after  the  adoption  of  this  Agreement  by the stockholders of the Insurance Company, this Agreement may be amended or modified or certain of its conditions waived by the boards of directors of the Holding Company and the Insurance Company or authorized committees of such boards; provided that no such amendment, modification or waiver may affect the rights of any stockholder of the Insurance Company in any manner that is materially adverse to such stockholder in the judgment of the board of directors of the Insurance Company. The Plan of Exchange may be
     abandoned by either the Insurance Company or the Holding Company, notwithstanding the approval of the Plan of Exchange by the stockholders of the Insurance Company, at any time prior to the Effective Time, if for any reason the board of directors of either of such corporations determines that it is inadvisable to proceed with the Plan of Exchange, including without limitation, giving consideration to the number of shares for which dissenting stockholders' rights pursuant to Sections 33-855 to 33-872, inclusive, of the CBCA have been exercised and the cost to the Insurance Company thereof.

11. The Insurance Company and the Holding Company, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Share Exchange and the other transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of each of the Holding Company and the Insurance Company, as of the Effective Time, shall take such further action.




                                            THE HARTFORD STEAM BOILER
                                            INSPECTION AND INSURANCE COMPANY
                                            a Connecticut corporation


                                            By: /s/ Gordon W. Kreh
                                            Its: President and Chief Executive
                                            Officer


                                            HSB GROUP, INC.
                                            a Connecticut corporation
                                            By: /s/ Gordon W. Kreh
                                            Its: President and Chief Executive
                                            Officer